UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

CPI AEROSTRUCTURES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CPI AEROSTRUCTURES POSTPONES ANNUAL MEETING

EDGEWOOD, NY – June 11, 2021 – CPI Aerostructures, Inc. (“CPI Aero®” or the “Company”) (NYSE American: CVU) today announced that it has determined to postpone the Company’s annual meeting of stockholders that was originally scheduled for 9:00 a.m., Eastern Time, on June 25, 2021. At a later date, the board of directors of the Company will determine a new record date for the annual meeting and will publicly disclose the new date, time, and location of the annual meeting. The Company will also file a revised proxy statement with the Securities and Exchange Commission.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com

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